Exhibit 99.1

Contact:	Adam Satterfield
Senior Vice President, Finance and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE ANNOUNCES FOURTH-QUARTER
EARNINGS PER DILUTED SHARE OF $0.85

THOMASVILLE, N.C. - (February 4, 2016) - Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced financial results for the three-month period and year ended December 31, 2015, which include the following:

	Three Months Ended			Twelve Months Ended
(In thousands, except per share	December 31,		%	December 31,		%
amounts)	2015	2014	Chg.	2015	2014	Chg.
Revenue	$734,572	$721,048	1.9%	$2,972,442	$2,787,897	6.6%
Operating income	$113,922	$112,298	1.4%	$498,240	$441,307	12.9%
Operating ratio	84.5%	84.4%		83.2%	84.2%
Net income	$72,224	$69,869	3.4%	$304,690	$267,514	13.9%
Basic and diluted earnings per share	$0.85	$0.81	4.9%	$3.57	$3.10	15.2%
Basic and diluted weighted average shares outstanding	84,585	86,154	(1.8)%	85,378	86,162	(0.9)%

David S. Congdon, Vice Chairman and Chief Executive Officer of Old Dominion, commented, “Old Dominion produced solid financial results for the fourth quarter, despite a soft economic environment and strong comparable results for the fourth quarter of 2014. We believe that we gained market share during the fourth quarter based on increases in both shipments and tonnage, as customers continued to respond favorably to the superior on-time, claims-free service we provide at a fair price.

“Old Dominion’s revenues for the fourth quarter reflect the combined impact of a 3.0% increase in LTL tons and a 0.2% decline in LTL revenue per hundredweight. Tonnage in the fourth quarter included an increase in LTL shipments of 8.2% that was partially offset by the 4.8% decrease in LTL weight per shipment. Our revenue and yield were both negatively affected by a significant decline in fuel surcharges as compared with the fourth quarter of last year. The pricing environment remained relatively stable during the quarter, however, and we were pleased with the 6.1% increase in LTL revenue per hundredweight, excluding fuel surcharges.”

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ODFL Reports Fourth-Quarter Financial Results

February 4, 2016

The Company’s operating ratio increased slightly to 84.5% for the fourth quarter of 2015 as compared to the same quarter of last year, primarily due to higher costs for salaries, wages and benefits as well as increased depreciation. These changes were partially offset by the reduction in operating supplies and expenses as well as productivity improvements in platform and pickup and delivery operations. The Company finished the year with 17,931 full-time employees who achieved superior service execution in the fourth quarter, with a 99% on-time delivery percentage and a cargo claims ratio of 0.33%.

Cash Flow and Use of Capital

Old Dominion remained well-positioned at the end of 2015 to finance its growth strategies. The Company’s net cash provided by operating activities was $553.9 million for 2015, an increase of 41.4% over 2014. The Company had $11.5 million in cash and cash equivalents at year end, and its debt to total capitalization was 7.4% compared with 9.4% at the end of 2014.

Capital expenditures for 2015 were $462.1 million as compared to $367.7 million for 2014. The Company currently expects capital expenditures for 2016 to total approximately $440.0 million, including planned expenditures of $180.0 million for real estate and service center expansion projects, $220.0 million for tractors and trailers and $40.0 million for technology and other assets. Old Dominion repurchased $114.1 million of its common stock during 2015, leaving $80.4 million available for repurchase under its previously authorized $200 million stock repurchase program.

Summary

Mr. Congdon concluded, “After another year of exceptional results, we enter 2016 with a unique and compelling competitive market position. Our long-term record of steadily increasing market share has been driven by our commitment to provide superior on-time, claims-free service at a fair price. Industry demand for our service has also steadily strengthened. Our OD family of employees is focused on executing on the fundamental aspects of our business plan and building long-term shareholder value.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call through March 4, 2016. A telephonic replay will also be available through February 13, 2016 at (719) 457-0820, Confirmation Number 3433775.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing, including the use of fuel surcharges, such that our total overall pricing is sufficient to cover our operating expenses; (2) our ability to collect fuel surcharges and the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (3) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (4) the challenges associated with executing our growth strategy, including the inability to successfully consummate and integrate any acquisitions; (5) changes in our goals and strategies, which are subject to change at any time at our discretion; (6) various economic factors such as economic recessions and downturns in customers' business cycles and shipping requirements; (7) increases in driver compensation or difficulties attracting and retaining qualified drivers to meet freight demand; (8) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers' compensation, group health and group dental, including increased premiums, adverse loss development, increased self-insured retention levels and claims in excess of insured coverage levels; (9) cost increases associated with employee benefits, including compliance obligations associated with the Patient Protection and Affordable Care Act; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) the availability and cost of new

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ODFL Reports Fourth-Quarter Financial Results

February 4, 2016

equipment and replacement parts, including regulatory changes and supply constraints that could impact the cost of these assets; (12) decreases in demand for, and the value of, used equipment; (13) the availability and cost of diesel fuel; (14) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws, engine emissions standards, hours-of-service for our drivers, driver fitness requirements and new safety standards for drivers and equipment; (15) the costs and potential liabilities related to various legal proceedings and claims that have arisen in the ordinary course of our business, some of which include class-action allegations; (16) the costs and potential liabilities related to governmental proceedings; (17) the costs and potential liabilities related to our international business operations and relationships; (18) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the Federal Motor Carrier Safety Administration, including its Compliance, Safety, Accountability initiative, and other regulatory agencies; (19) seasonal trends in the less-than-truckload industry, including harsh weather conditions; (20) our dependence on key employees; (21) the concentration of our stock ownership with the Congdon family; (22) the costs and potential adverse impact associated with future changes in accounting standards or practices; (23) potential costs associated with cyber incidents and other risks, including system failure, security breach, disruption by malware or other damage; (24) the impact of potential disruptions to our information technology systems or our service center network; (25) damage to our reputation from the misuse of social media; (26) dilution to existing shareholders caused by any issuance of additional equity; and (27) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements (i) as these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is a leading, less-than-truckload (“LTL”), union-free motor carrier providing regional, inter-regional and national LTL services, which include ground and air expedited transportation and consumer household pickup and delivery through a single integrated organization. In addition to its core LTL services, the Company offers a broad range of value-added services including container drayage, truckload brokerage, supply chain consulting and warehousing.

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ODFL Reports Fourth-Quarter Financial Results

February 4, 2016

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Fourth Quarter				Year To Date
(In thousands, except per share amounts)	2015		2014		2015		2014
Revenue	$734,572	100.0%	$721,048	100.0%	$2,972,442	100.0%	$2,787,897	100.0%

Operating expenses:
Salaries, wages & benefits	407,334	55.5%	366,367	50.8%	1,569,791	52.8%	1,381,277	49.6%
Operating supplies & expenses	83,781	11.4%	104,794	14.5%	353,889	11.9%	432,675	15.5%
General supplies & expenses	20,133	2.7%	21,210	2.9%	89,308	3.0%	83,165	3.0%
Operating taxes & licenses	23,625	3.2%	22,411	3.1%	93,292	3.1%	83,417	3.0%
Insurance & claims	6,197	0.9%	8,218	1.1%	37,368	1.3%	36,145	1.3%
Communications & utilities	6,770	0.9%	6,351	0.9%	26,913	0.9%	25,507	0.9%
Depreciation & amortization	44,223	6.0%	39,546	5.5%	165,343	5.6%	146,466	5.3%
Purchased transportation	23,153	3.2%	32,429	4.5%	116,300	3.9%	129,312	4.6%
Building and office equipment rents	2,473	0.3%	2,780	0.4%	9,620	0.3%	10,679	0.4%
Miscellaneous expenses, net	2,961	0.4%	4,644	0.7%	12,378	0.4%	17,947	0.6%

Total operating expenses	620,650	84.5%	608,750	84.4%	2,474,202	83.2%	2,346,590	84.2%

Operating income	113,922	15.5%	112,298	15.6%	498,240	16.8%	441,307	15.8%

Non-operating expense (income):
Interest expense	1,309	0.2%	1,449	0.2%	5,210	0.2%	6,610	0.2%
Interest income	(22)	(0.0)%	(30)	(0.0)%	(209)	(0.0)%	(108)	(0.0)%
Other expense, net	678	0.1%	530	0.1%	3,222	0.1%	2,291	0.1%

Income before income taxes	111,957	15.2%	110,349	15.3%	490,017	16.5%	432,514	15.5%

Provision for income taxes	39,733	5.4%	40,480	5.6%	185,327	6.2%	165,000	5.9%

Net income	$72,224	9.8%	$69,869	9.7%	$304,690	10.3%	$267,514	9.6%

Earnings per share:
Basic and Diluted	$0.85		$0.81		$3.57		$3.10

Weighted average outstanding shares:
Basic and Diluted	84,585		86,154		85,378		86,162

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ODFL Reports Fourth-Quarter Financial Results

February 4, 2016

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Fourth Quarter			Year to Date
	2015	2014	% Chg.	2015	2014	% Chg.
Work days	63	63	—%	254	254	—%
Operating ratio	84.5%	84.4%		83.2%	84.2%
LTL intercity miles (1)	143,747	133,319	7.8%	566,210	503,923	12.4%
LTL tons (1)	1,959	1,902	3.0%	7,938	7,391	7.4%
LTL shipments (1)	2,515	2,325	8.2%	10,129	9,073	11.6%
LTL revenue per intercity mile	$4.98	$5.22	(4.6)%	$5.11	$5.38	(5.0)%
LTL revenue per hundredweight	$18.26	$18.30	(0.2)%	$18.23	$18.33	(0.5)%
LTL revenue per hundredweight, excluding fuel surcharges	$16.51	$15.56	6.1%	$16.28	$15.40	5.7%
LTL revenue per shipment	$284.47	$299.38	(5.0)%	$285.67	$298.65	(4.3)%
LTL revenue per shipment, excluding fuel surcharges	$257.25	$254.54	1.1%	$255.10	$250.92	1.7%
LTL weight per shipment (lbs.)	1,558	1,636	(4.8)%	1,567	1,629	(3.8)%
Average length of haul (miles)	927	928	(0.1)%	928	928	—%

(1) -	In thousands
Note:
Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	December 31,	December 31,
(In thousands)	2015	2014
Cash and cash equivalents	$11,472	$34,787
Other current assets	370,258	368,985
Total current assets	381,730	403,772
Net property and equipment	2,023,448	1,743,245
Other assets	61,326	59,849
Total assets	$2,466,504	$2,206,866

Current maturities of long-term debt	$26,488	$35,714
Other current liabilities	258,914	219,924
Total current liabilities	285,402	255,638
Long-term debt	107,317	120,000
Other non-current liabilities	389,148	337,164
Total liabilities	781,867	712,802
Equity	1,684,637	1,494,064
Total liabilities & equity	$2,466,504	$2,206,866
Note: The financial and operating statistics in this press release are unaudited.

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